Exhibit 2.7

SECOND SUPPLEMENTAL INDENTURE (this “Second Supplemental Indenture”) dated as of March 3, 2005, among Intelsat (Bermuda), Ltd., a company organized under the laws of Bermuda (the “Issuer”), Intelsat Subsidiary Holding Company, Ltd., a company organized under the laws of Bermuda (the “Successor”), Intelsat, Ltd. (the “Parent Guarantor”), Intelsat Holdings LLC, Intelsat LLC, Intelsat Global Sales & Marketing Ltd., Intelsat USA Sales Corp., Intelsat USA License Corp. and Intelsat Global Service Corporation (collectively, the “Subsidiary Guarantors”, and together with the Parent Guarantor, the “Guarantors”) and Wells Fargo Bank, National Association, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Issuer and the Parent Guarantor have heretofore executed and delivered to the Trustee an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of January 28, 2005, providing for the issuance of the Issuer’s 8¼% Senior Notes due 2013, 8 5/8% Senior Notes due 2015 and Senior Floating Rate Notes due 2012 (collectively, the “Notes”), initially in the aggregate principal amount of $875,000,000, $675,000,000 and $1,000,000,000, respectively;

WHEREAS the Subsidiary Guarantors have heretofore executed and delivered to the Trustee a supplemental indenture dated as of January 28, 2005, providing for their guarantee of the Issuer’s obligations under the Notes;

WHEREAS, on the date hereof, the Issuer has transferred its assets and liabilities to the Successor (the “Transfer”);

WHEREAS Section 5.01 of the Indenture provides that in connection with the Transfer, the Successor is required to execute and deliver to the Trustee a supplemental indenture pursuant to which the Successor expressly assumes all of the obligations of the Issuer under the Indenture and the Notes on the terms and conditions set forth herein;

WHEREAS Section 5.01 of the Indenture provides that in connection with the Transfer, the Successor is required to be organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof, under the laws of the jurisdiction of the Issuer or under the laws of any country that is a member of the European Union;

WHEREAS the Successor is organized under the laws of Bermuda and the Issuer is organized under the laws of Bermuda;

WHEREAS Section 5.01 of the Indenture provides that in connection with the Transfer the Issuer is required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which each Guarantor shall confirm that its guarantee shall apply to the Successor’s obligations under the Indenture and the Notes;

WHEREAS the Indenture provides that in connection with the Transfer, the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that the Transfer and this Second Supplemental Indenture comply with the Indenture, and such Officers’ Certificate and Opinion of Counsel have been delivered to the Trustee on the date hereof;

WHEREAS pursuant to Section 5.02 of the Indenture, concurrently with the Transfer in accordance with or permitted by Section 5.01 of the Indenture, the Successor shall succeed to and be substituted for, and may exercise every right and power of, the Issuer under the Indenture with the same effect as if such Successor has been named as the Issuer in the Indenture, and the Issuer shall thereby be released of its obligations under the Indenture and the Notes;

WHEREAS in accordance with Section 9.01 of the Indenture, the parties hereto desire to amend the Indenture as described below; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Issuer and the Trustee are authorized to execute and deliver this Second Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Successor, the Guarantors, and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes as follows:

1. Defined Terms. As used in this Second Supplemental Indenture, capitalized terms defined in the Indenture and not otherwise defined herein have the meanings assigned such terms in the Indenture. The words “herein,” “hereof” and hereby and other words of similar import used in this Second Supplemental Indenture refer to this Second Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Assume Obligations. The Successor hereby agrees to assume the Issuer’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes, and succeed to and be substituted for, and may exercise every right and power of, the Issuer under the Indenture and the Notes with the same effect as if such Successor has been named as the Issuer in the Indenture and the Notes, and the Issuer shall thereby be released of its obligations under the Indenture and the Notes.

3. Confirmation of Guarantee. Each of the Guarantors hereby confirms that its guarantee shall apply to the Successor’s obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in the Indenture and the Notes.

4. Amendment to the Indenture. Section 6.01(f) of the Indenture is hereby amended by deleting all references to “any Significant Subsidiary of Holdings” and replacing such references with “any Significant Subsidiary”.

5. Notices. All notices or other communications to the Successor or a Guarantor shall be in writing and delivered in person, via facsimile or mailed by first-class mail addressed as follows, with copies as provided in Section 11.02 of the Indenture:

Intelsat Subsidiary Holding Company, Ltd.

c/o Intelsat, Ltd.

Wellesley House North, 2nd Floor

90 Pitts Bay Road

Pembroke, Bermuda HM 08

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Second Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

7. Governing Law. THIS SECOND SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Second Supplemental Indenture.

9. Counterparts. The parties may sign any number of copies of this Second Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the date first above written.

INTELSAT SUBSIDIARY HOLDING COMPANY, LTD.

By:
Name:
Title:

INTELSAT (BERMUDA), LTD.

By:
Name:
Title:

INTELSAT, LTD.

By:
Name:
Title:

INTELSAT HOLDINGS LLC

By:
Name:
Title:

INTELSAT LLC

By:
Name:
Title:

INTELSAT GLOBAL SALES & MARKETING LTD.

By:
Name:
Title:

INTELSAT USA SALES CORP.

By:
Name:
Title:

INTELSAT USA LICENSE CORP.

By:
Name:
Title:

INTELSAT GLOBAL SERVICE CORPORATION

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, AS TRUSTEE

By:
Name:
Title: